Exhibit 4.80

F28.054

DATED 3 APRIL 2009

LICHTENSTEIN SHIPPING COMPANY LIMITED
(as borrower)

-and-

JAPAN III SHIPPING COMPANY LIMITED
(as collateral guarantor)

-and-

ALPHA BANK A.E.

(as lender)

__________________________________________________________________________

SECOND SUPPLEMENTAL AGREEMENT TO SECURED
LOAN FACILITY AGREEMENT DATED 18 AUGUST 2008 AS AMENDED AND
SUPPLEMENTED BY A SUPPLEMENTAL AGREEMENT DATED 23 FEBRUARY 2009

__________________________________________________________________________

STEPHENSON HARWOOD
One, St. Paul's Churchyard
London EC4M 8SH
Tel: +44 (0)20 7329 4422
Fax: +44 (0)20 7329 7100
Ref: F28.054

CONTENTS
		Page

1	Interpretation	3
2	Conditions	3
3	Representations and Warranties	7
4	Amendments to Loan Agreement	7
5	Confirmation and Undertaking	10
6	Communications, Law and Jurisdiction	10

SUPPLEMENTAL AGREEMENT

Dated: 3 April 2009

BETWEEN:

(1)	LICHTENSTEIN SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street Monrovia, Liberia (the "Borrower"); and

(2)	JAPAN III SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street Monrovia, Liberia (the "Collateral Guarantor"); and

(3)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the "Lender").

SUPPLEMENTAL TO a secured loan agreement dated 18 August 2008 as amended and supplemented by a first supplemental agreement dated 23 February 2009 (together the "Loan Agreement") both made between, among others, the Borrower, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has agreed to advance to the Borrower an aggregate amount not exceeding thirty nine million Dollars ($39,000,000) (the "Loan").

WHEREAS:

(A)
The Collateral Guarantor and the Lender have entered into a secured loan agreement dated 17 December 2007 (the "Japan Loan Agreement") made between the Collateral Guarantor, as borrower and the Lender, as lender on the terms and subject to the conditions of which the Lender has agreed to advance to the Collateral Guarantor an aggregate amount not exceeding forty eight million Dollars ($48,000,000) (the "Japan Loan"). As security for the obligations of the Collateral Guarantor under the Japan Loan Agreement, the Collateral Guarantor executed, delivered and registered (where applicable) in favour of the Lender, as first mortgagee and assignee, a first preferred Liberian mortgage over the Collateral Vessel together with a first priority assignment of the Collateral Vessel's Insurances, Earnings and Requisition Compensation.

(B)
As security for the obligations of the Borrower under the Loan Agreement the Lender has requested and the Collateral Guarantor agreed to execute, deliver and register (where applicable) in favour of the Lender a guarantee and indemnity, a second preferred Liberian mortgage over the Collateral Vessel and a second priority deed of assignment of the Insurances, Earnings and Requisition Compensation in respect of the Collateral Vessel.

(C)	The aggregate of the Market Value of the Vessel pursuant to clause 10.12 of the Loan Agreement is less than one hundred and thirty per cent (130%) of the Loan.

(D)
Pursuant to the provisions of clauses 10.12.1 to 10.12.3 of the Loan Agreement, the Borrower has an obligation to take certain action following the occurrence of the event set out in Recital (C) above.

(E)
The Borrower has requested that the Lender agrees to waive the provisions of clauses 10.12.1 to 10.12.3 and 12.2.2 of the Loan Agreement with effect from the Effective Date until and including 31 March 2010.

(F)
Pursuant to the provisions of clause 12.2.1 of the Loan Agreement, the Borrower would procure that the Guarantor shall at all times during the Facility Period on a consolidated basis commencing from the date of the Loan Agreement maintain a Minimum Liquidity of not less than twenty five million Dollars ($25,000,000).

(G)
The Borrower has requested that the Lender agrees to reduce the amount of the Minimum Liquidity referred to in clause 12.2.1 of the Loan Agreement to an amount not less than fifteen million Dollars ($15,000,000) with effect from the Effective Date up to and including 31 March 2010, whereupon and for the remaining of the Facility Period the amount of the Minimum Liquidity will be increased again to an amount of not less than twenty five million Dollars ($25,000,000).

(H)
The Lender is willing to agree to all the foregoing requests and amend the Loan Agreement and the Security Documents subject to the terms and conditions set forth in this Second Supplemental Agreement.

(I)	At the date of this Second Supplemental Agreement the outstanding amount of the Loan is thirty nine million Dollars ($39,000,000).

IT IS AGREED THAT:

1            Interpretation

1.1     In this Second Supplemental Agreement:

"Bareboat Charterer" means Daelim Corporation. of 10F KCCI Bldg, 45 4ga Namdaemunre. Jung gu Seoul, Republic of South Korea.

"Bareboat Charterer's Deed of Confirmation" means a notarially attested and legalised (in respect of the Bareboat Charterer) deed of confirmation to be executed by the Borrower and the Bareboat Chatrterer in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Effective Date" means the date of this Second Supplemental Agreement.

"Collateral Assignment" means a second priority deed of assignment of the Insurances, Earnings and Requisition Compensation in respect of the Collateral Vessel to be granted by the Collateral Guarantor, as owner of the Collateral Vessel in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Collateral Guarantee" means a guarantee and indemnity to be executed by the Collateral Guarantor in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Collateral Manager's Confirmation" means a managers' confirmation to be executed by each of Top Tanker Management Inc., of the Republic of the Marshall Islands and Interorient Maritime Enterprises Inc., of the Republic of Liberia, as managers of the Collateral Vessel in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Collateral Mortgage" means a second preferred Liberian mortgage over the Collateral Vessel to be granted by the Collateral Guarantor, as owner of the Collateral Vessel in favour of the Lender in form and substance acceptable to the Lender in all respects.

"Collateral Vessel" means the motor vessel "CYCLADES" registered in the ownership of the Owner under the flag of the Republic of Liberia with Official Number 13719, together with all her engines, machinery, boats, tackle, outfit, fuels, spares, consumable and other stores, belongings and appurtenances, whether on board or ashore, including any which may in the future be put on board or may in the future be intended to be used for the Collateral Vessel if on shore.

"Deed of Confirmation" means a deed of confirmation to be executed by Top Ships Inc., of the Republic of the Marshall Islands in favour of the Lender in form and substance acceptable to the Lender in all respects.

"New Security Documents" means this Second Supplemental Agreement, the Collateral Guarantee, the Collateral Mortgage, the Collateral Assignment, the Collateral Manager's Confirmation, the Bareboat Charterer's Deed of Confirmation, the Deed of Confirmation and any other agreement or document which may at any time be executed by any person as additional security for the payment of all or any part of the Indebtedness.

"Security Parties" means all parties to this Second Supplemental Agreement other than the Lender.

1.2
Unless otherwise defined, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Second Supplemental Agreement unless the context otherwise requires, and clause 1.2 of the Loan Agreement shall apply to the interpretation of this Second Supplemental Agreement as if it was set out in full.

2        Conditions

2.1
As conditions for the agreement of the Lender to the requests specified in Recitals (E) and (G) above, the Borrower shall deliver or cause to be delivered to or to the order of the Lender the following documents and evidence:

2.1.1
a certificate from a duly authorised officer of each of the Borrower and the Guarantor confirming that none of the documents delivered to the Lender pursuant to clauses 3.1 and 3.5 of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Lender, or copies, certified by a duly authorised officer of each of the Borrower and the Guarantor as true, complete, accurate and neither amended nor revoked, of any documents which have been amended or modified;

2.1.2
copies of the constitutional documents of the Collateral Guarantor together with such other evidence as the Lender may reasonably require that the Collateral Guarantor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the New Security Documents to which it is or is to become a party;

2.1.3
the original resolution of the directors and the shareholders of each of the Security Parties and the Guarantor (together, where appropriate, with signed waivers of notice of any directors' or shareholders' meetings) approving, and authorising or ratifying the execution of, the New Security Documents and any document to be executed by each of the Security Parties and the Guarantor pursuant to the New Security Documents;

2.1.4
a notarially attested and legalised power of attorney of each of the Security Parties and the Guarantor under which the New Security Documents and any documents required pursuant to them are to be executed by each of the Security Parties and the Guarantor;

2.1.5	a certificate of good standing in respect of each of the Security Parties and the Guarantor;
2.1.6
the New Security Documents, together with all other documents required by any of them, including, without limitation, all other notices of assignment and/or charge duly executed and registered (where applicable) and evidence that those notices will be duly acknowledged by the recipients and in the case of the Collateral Mortgage registered with second priority at the Ship's Registry (or equivalent office) of the Collateral Vessel's current flag;

2.1.7
a certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Collateral Vessel's current flag confirming that the Collateral Vessel is permanently registered under the flag of the Republic of Liberia in the ownership of the Collateral Guarantor and that the Collateral Mortgage in respect of the Collateral Vessel has been registered with second priority and that there are no further encumbrances registered apart from a first preferred Liberian mortgage over the Collateral Vessel dated 19 December 2007 executed by the Collateral Guarantor in favour of the Lender;

2.1.8
evidence that the Collateral Vessel is insured in the manner required by the New Security Documents and that letters of undertaking will be issued in the manner required by the New Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender as second mortgagee and assignee, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender;

2.1.9
if required by the Lender, the written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of the Collateral Vessel and that they will not, without the prior written consent of the Lender sub-contract or delegate the commercial or technical management of the Collateral Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims against the Borrower shall be subordinated to the claims of the Lender under the Finance Documents;

2.1.10	confirmation satisfactory to the Lender that all legal opinions required by the Lender will be given substantially in the form required by the Lender;
2.1.11	evidence that any process agent referred to in clause 21.5 of the Loan Agreement and any process agent appointed under any New Security Document has accepted its appointment;

2.1.12
a copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower and/or the Collateral Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by this Second Supplemental Agreement and the other New Security Documents or for the validity and enforceability of this Second Supplemental Agreement and the other New Security Documents.

2.2
If the Lender agrees, in its sole discretion, to waive any conditions under Clause 2.1 prior to the Effective Date, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than the date specified by the Lender, which however, shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 2.1.

2.3	All documents and evidence delivered to the Lender pursuant to this Clause shall:
2.3.1	be in form and substance acceptable to the Lender;
2.3.2	be accompanied, if required by the Lender, by translations into the English language, certified in a manner acceptable to the Lender; and
2.3.3	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

3          Representations and Warranties

Each of the representations and warranties contained in clause 11 of the Loan Agreement shall be deemed repeated by the Borrower at the Effective Date, by reference to the facts and circumstances then pertaining, as if references to the Security Documents included this Second Supplemental Agreement.

4          Amendments to Loan Agreement

With effect from the Effective Date:

4.1	the definitions contained in Clause 1.1 (other than the definition of "Effective Date") of this Second Supplemental Agreement shall be added to clause 1.1 of the Loan Agreement;
4.2	the definition of "Collateral Guarantor" contained in Recital 2 was added in clause 1.1 of the Loan Agreement;
4.3	the definition of the term "Margin", as is set out in clause 1.1 of the Loan Agreement shall be substituted as follows:-

""Margin" means two point twenty five per cent (2.25%) per annum.";

4.4
where the context so admits, all references to the term "Mortgage" (however defined) in the Loan Agreement and the Security Documents, shall be read and construed as including the plural of such term or as referring to each "Mortgage", as if they were references to the Mortgage in respect of the Vessel and to the Collateral Mortgage in respect of the Collateral Vessel;

4.5	the definition of "Security Documents" set forth in clause 1.1 of the Loan Agreement was construed to include the New Security Documents;
4.6	the definition of "Security Parties" set forth in clause 1.1 of the Loan Agreement was construed to include the Collateral Guarantor;
4.7
where the context so admits, all references to the term "Vessel" (however defined) in the Loan Agreement, including but not limited to references in clauses 1.1, 10, 12 and 13 of the Loan Agreement, and the Security Documents, shall be read and construed as including the plural of such term or as referring to each "Vessel" respectively, as if they were references to the Vessel in relation to the Borrower and to the Collateral Vessel in relation to the Collateral Guarantor;

4.8	the Lender agrees to waive the breach of the covenant contained in clause 10.12 of the Loan Agreement only until 31 March 2010;

4.9	clause 6.3 of the Loan Agreement was deleted and replaced with the following clause 6.3:
"6.3 Mandatory Prepayment on sale or Total Loss If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within one hundred and fifty (150) days after any such Total Loss, prepay the whole of the Loan. If the Collateral Vessel is sold by the Collateral Guarantor or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within one hundred and fifty (150) days after any such Total Loss, within thirty (30) days of the Lender's request, at the Borrower's option:

6.3.1	pay to the Lender or to its nominee a cash deposit to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or
6.3.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or
6.3.3	prepay an amount of the Indebtedness,
which, in each case, will ensure that the aggregate of the market value of the Vessel (as determined pursuant to Clause 10.12) and the value of any such additional security is not less than the ratio of the market value of the Vessel and the Collateral Vessel as was immediately prior to the sale or Total Loss of the Collateral Vessel."

4.10	clause 12.2 of the Loan Agreement was deleted and replaced with the following clause 12.2:
"12.2           Financial covenants
The Borrower shall procure that the Guarantor shall at all times during the Facility Period on a consolidated basis (assessed semi-annually and certified in accordance with Clause 12.1.2 (a)) commencing from the date of this Agreement:-

12.2.1
maintain a Minimum Liquidity of not less than twenty five million Dollars ($25,000,000), but of not less than fifteen million Dollars ($15,000,000) from the Effective Date until 31 March 2010 whereupon and for the remaining of the Facility Period the amount of the Minimum Liquidity will be increased again to an amount of not less than twenty five million Dollars ($25,000,000); and

12.2.2	maintain a Minimum Adjusted Net Worth of not less than two hundred and fifty million Dollars ($250,000,000) with the exception of the period between the Effective Date and 31 March 2010; and
12.2.3	maintain Minimum Equity of not less than one hundred million Dollars ($100,000,000).";
4.11	clause 13.1. I 8 of the Loan Agreement was deleted and replaced with the following clause 13.1.18:-
"13.1.18 Notice of termination The Guarantor or the Collateral Guarantor gives notice to the Lender to determine its obligations under the Guarantee or the Collateral Guarantee."; and
4.12	clause 10.1 of the Loan Agreement shall be read and construed as including the New Security Documents.
For the avoidance of doubt, the Lender hereby consents to and permits the creation of additional Encumbrance over the Collateral Vessel by virtue of the New Security Documents. All other terms and conditions of the Loan Agreement shall remain unaltered and in full force and effect.

5          Confirmation and Undertaking

5.1
The Borrower confirms that all of its respective obligations under or pursuant to each of the Security Documents to which it is a party remain in full force and effect, despite the amendments to the Loan Agreement made in this Second Supplemental Agreement, as if all references in any of the Security Documents to the Loan Agreement (however described) were references to the Loan Agreement as amended and supplemented by this Second Supplemental Agreement.

5.2
The definition of any term defined in any of the Security Documents shall, to the extent necessary, be modified to reflect the amendments to the Loan Agreement made in this Second Supplemental Agreement.

6          Notices, Law and Jurisdiction

The provisions of clauses 17 and 21 of the Loan Agreement shall apply to this Second Supplemental Agreement as if they were set out in full and as if references to the Loan Agreement were references to this Second Supplemental Agreement and references to the Borrower were references to the Security Parties.

IN WITNESS of which the parties to this Second Supplemental Agreement have executed this Second Supplemental Agreement as a deed the day and year first before written.

SIGNED and DELIVERED as a DEED by	)
LICHTENSTEIN SHIPPING COMPANY LIMITED	)
acting by Andreas Louka	) /s/Andreas Louka
its duly authorised attorney-in-fact	)
in the presence of:	)

/s/Stephenson Harwood
STEPHENSON HARWOOD
ARISTON BUILDING
2 FILELL NON STR & AKTI MIA OULI
PIRAEUS 185 36 GREECE
VAT NO 998711156
TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
JAPAN III SHIPPING COMPANY LIMITED	)
acting by Andreas Louka	) /s/Andreas Louka
its duly authorised attorney-in-fact	)
in the presence of:	)

/s/Stephenson Harwood
STEPHENSON HARWOOD
ARISTON BUILDING
2 FILELL NON STR & AKTI MIA OULI
PIRAEUS 185 36 GREECE
VAT NO 998711156
TEL 210 42 95 160

SIGNED and DELIVERED as a DEED by	)
ALPHA BANK A.E.	)
acting by Constantinos Flokos	) /s/Constantinos Flokos
and by Gregorios Kondilis	) /s/Gregorios Kondilis
its duly authorized attorneys-in-fact	)
in the presence of:	)

/s/Stephenson Harwood
STEPHENSON HARWOOD
ARISTON BUILDING
2 FILELL NON STR & AKTI MIA OULI
PIRAEUS 185 36 GREECE
VAT NO 998711156
TEL 210 42 95 160